Filed Pursuant to Rule 424b(3)
Registration Nos. 333-135422
333-135422-01
333-135422-02
333-135422-03
333-135422-04
333-135422-05
333-135422-06
333-135422-07
333-135422-08
333-135422-09
333-135422-10
333-135422-11
333-135422-12
333-135422-13
333-135422-14
333-135422-15

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

POWERSHARES DB OIL FUND

POWERSHARES DB PRECIOUS METALS FUND

POWERSHARES DB GOLD FUND

POWERSHARES DB SILVER FUND

POWERSHARES DB BASE METALS FUND

POWERSHARES DB AGRICULTURE FUND

DB MULTI-SECTOR COMMODITY MASTER TRUST

DB ENERGY MASTER FUND

DB OIL MASTER FUND

DB PRECIOUS METALS MASTER FUND

DB GOLD MASTER FUND

DB SILVER MASTER FUND

DB BASE METALS MASTER FUND

DB AGRICULTURE MASTER FUND

SUPPLEMENT DATED JANUARY 26, 2007

TO

PROSPECTUS DATED JANUARY 3, 2007

This Supplement updates certain disclosure set forth in the Prospectus dated January 3, 2007, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, PowerShares DB Base Metals Fund, PowerShares DB Agriculture Fund (collectively, the “Funds”), DB Multi-Sector Commodity Master Trust (the “Master Trust”), DB Energy Master Fund, DB Oil Master Fund, DB Precious Metals Master Fund, DB Gold Master Fund, DB Silver Master Fund, DB Base Metals Master Fund and DB Agriculture Master Fund (collectively, the “Master Funds”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

The last paragraph under the sub-heading “Tax-Exempt Organizations” on page 139 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“All of the income realized by a Master Fund is expected to be short-term or long-term capital gain income, interest income or other passive investment income of the type specifically exempt from UBTI as discussed above. None of the Funds or Master Funds will borrow funds for the purpose of acquiring or holding any investments or otherwise incur “acquisition indebtedness” with respect to such investments. Therefore, a tax-exempt entity purchasing Shares of a Fund would not incur any UBTI by reason of its investment in the Shares or upon sale of such Shares provided that such tax-exempt entity does not borrow funds for the purpose of investing in the Shares.”

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is hereby restated, except as amended or supplemented hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner